CERTIFICATE OF AMENDMENT

                               OF

                    ARTICLES OF INCORPORATION

                               OF

                      FRANKLIN OPTION FUND

HARMON E. BURNS and DEBORAH R. GATZEK certify that:

     1. They are the vice president and secretary, respectively, of FRANKLIN OPTION FUND, a California corporation.

     2. Article First of the Articles of Incorporation of this corporation is amended to read as follows:
     "I.  The name of this corporation is FRANKLIN PREMIER RETURN
FUND."

     3. The foregoing Amendment of the Articles of Incorporation has been duly approved by the corporation's board of directors.

     4. The foregoing Amendment of the Articles of Incorporation was duly approved on April 11, 1991 by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote was 7,551,346.712 and the number of shares voting in favor of such amendment was in excess of the vote required. The percentage vote required was a majority of outstanding shares.


                                   /s/ Harmon E. Burns
                                       Harmon E. Burns

                                   /s/ Deborah R. Gatzek
                                       Deborah R. Gatzek

The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge.

Executed at San Mateo, California on April 15, 1991

                                   /s/ Harmon E. Burns
                                       Harmon E. Burns

                                   /s/ Deborah R. Gatzek
                                       Deborah R. Gatzek